CONFIDENTIAL EXHIBIT 10.20 TRANSITION SERVICES AGREEMENT – AMENDMENT 1 This Amendment 1 (“Amendment 1”) to the TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of October 7, 2021 by and between Ziff Davis Inc., a Delaware corporation (“Parent” or “Ziff Davis”), and Consensus Cloud Solutions, Inc. a Delaware corporation (“SpinCo” or “Consensus”) is made and effective as of October 6, 2022. Parent and SpinCo are individually referred to herein as a “Party,” and collectively as the “Parties.” R E C I T A L S: WHEREAS, in order to facilitate and provide for an orderly transition in connection with the transaction described in the Separation and Distribution Agreement entered into by the Parties on October 7, 2022, the Parties entered into the Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; WHEREAS, the Agreement is scheduled to terminate as of October 7, 2022; WHEREAS, select services, as further detailed in Schedule B hereto (“Services”) have been identified by the Parties as required to continue to ensure a complete an orderly transition between the Parties. NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: 1. The Term of the Agreement, as set forth in Section 4.01 of the Agreement, shall be extended in order to allow for the provision of services identified in Schedule B and terminate upon the date that is the 24-month anniversary of the Distribution Date. 2. For purposes of this Agreement (including the Recitals hereof), the following capitalized terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement or the Separation and Distribution Agreement, as applicable.

CONFIDENTIAL IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above. ZIFF DAVIS, INC. /s/ Robert Taylor Robert Taylor Dated : March 1, 2023 Deputy General Counsel CONSENSUS CLOUD SOLUTIONS, INC. /s/ Vithya Aubee Vithya Aubee Dated : March 1, 2023 Chief Legal Officer

CONFIDENTIAL

Transition Services Agreement - Schedule B

Service	Cost	End Date
Consensus to provide on-site inventory and asset verification assistance to Ziff Davis in support of determining a complete and accurate inventory of all Voice assets deployed in LAX. Consensus to provide unracking services to Ziff Davis after which time Ziff Davis's and Consensus's approved, vendor will take custody of Voice assets. Ziff Davis to refrain from modifying or handling any equipment in production cabinets owned by Consensus.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	November 30, 2022
Consensus to maintain Ziff Davis's access to j2global.com Active Directory logins. Consensus will provide any limited support required to ensure use of j2global.com and prod.j2global.com Active Directory, including assistance with managing any users if necessary or removing of machines from the j2global.com and prod.j2global.om domains that reside in the Ottawa data center. Consensus will take reasonable steps not to access Ziff Davis Active Directory logins and Ziff Davis will take reasonable steps not to access Consensus Active Directory logins. Both parties will maintain audit logs/audit trails and other documentation as required to show such separation of access.	N/A	March 31, 2023
Consensus to maintain connectivity for the four Campaigner firewalls that are currently connected to Consensus' firewall management system. Consensus will take reasonable steps not to access Ziff Davis/Campaigner firewall configurations and Ziff Davis will take reasonable steps not to access Consensus firewall configurations. Both parties will maintain audit logs/audit trails and other documentation as required to show such separation of access.	N/A	March 31, 2023
Consensus to maintain Ziff Davis's access to Consensus' account with Lumen, to allow Ziff Davis continued use of non-U.S. phone numbers in the account and to allow Ziff Davis to port out such numbers. Consensus will take reasonable steps not to access Consensus phone numbers in the account and Ziff Davis will take reasonable steps not to access Consensus phone numbers in the account.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	December 31, 2022
Consensus to provide reasonable access to the historical documents of J2 Cloud Services, Inc. (or other former entities/divisions of Ziff Davis Inc.) currently stored in the Consensus Iron Mountain accounts and only as needed for legitimate business purposes. Any such access by each Party will be subject to reasonable security protocols.	50/50 split of the costs and expenses for all Iron Mountain accounts in use to store historical information of J2 Cloud Services, LLC or any other legacy Ziff Davis, Inc. entity/division, as amended by any additions or reductions made with mutual agreement of the Parties.	End of Term
Consensus Finance team to provide reasonable assistance and historical knowledge as necessary for Ziff Davis Finance team to complete Great Plains reports.	N/A	November 30, 2022
Ziff Davis to provide on-site inventory and asset verification assistance to Consensus in support of determining a complete	Charges or reasonable out-of-pocket costs and expenses	November 30, 2022

CONFIDENTIAL

and accurate inventory of all MFL assets deployed in YOW. Ziff Davis to provide unracking services to Consensus after which time Consensus's vendor will take custody of MFL assets. Consensus to refrain from modifying or handling any equipment in production cabinets owned by Ziff Davis.	incurred if any, incurred solely as a result of the requested service.	
Ziff Davis to provide continued shared network device and internet access within the Dublin and Ottawa while new circuits are installed. During this time, both parties will continue to use the existing network until separation is complete. Consensus to provide continued use of BT internet services and assistance with restoration of Lumen services in support of Ziff Davis's dedicated internet access requirements.	N/A	March 31, 2023 (Dublin) November 30, 2022 (Ottawa)
Ziff Davis to preserve ns1-5 A records in j2global zone in support of DNS extension agreement.	N/A	December 31, 2022
Consensus to maintain Ziff Davis's access to Consensus' accounts with Lumen, Inexio, Axialys, and ViaDialog, to allow Ziff Davis continued use of phone numbers in the account and to allow Ziff Davis to port out such numbers and/or complete a separate contract with the vendor (as applicable). Consensus will take reasonable steps not to access Consensus phone numbers in the account and Ziff Davis will take reasonable steps not to access Consensus phone numbers in the accounts.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	March 31, 2023
Ziff Davis to maintain Consensus's access to Ziff Davis's account with VodaFone and Equinix, to allow Consensus to enter into its own contract with the vendor or have continued use of phone numbers in the account and to allow Consensus to port out such numbers (as applicable). Ziff Davis will take reasonable steps not to access Consensus phone numbers in the account and Ziff Davis will take reasonable steps not to access Consensus phone numbers in the account.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	March 31, 2023
Consensus and Ziff Davis to each support the others' use of Lumen, Vodafone, Inexio and Colt while Ziff Davis confirms that each carrier has unique circuits for Consensus and Ziff Davis, and there is no overlap in circuits between Consensus and Ziff Davis.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	March 31, 2023
Consensus and Ziff Davis to each support the others' use of Colt pending Consensus confirmation that the Colt portals for Consensus and Ziff Davis are fully separate.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	March 31, 2023
Consensus to provide Ziff Davis continued access to SIP endpoint for DDI circuit on LAX platform as well as Voice VM Hosts with OSRs and associated network infrastructure, pending Ziff Davis move to ZD Voice AWS platform.	Charges or reasonable out-of-pocket costs and expenses incurred if any, incurred solely as a result of the requested service.	October 31, 2022
Ziff Davis to support and facilitate Consensus decommissioning and moving Consensus hardware that is not needed from the YOW office data center room and the Dublin office.	Consensus to bear costs of decommissioning and moving Consensus hardware.	November 30, 2022
Ziff Davis to administer payroll for transitionary employees as requested by Consensus, while Consensus finalizes moving off Ziff Davis for payroll items. Consensus shall reimburse Ziff Davis within 5 days of written notice of payment for any amounts of payroll Ziff Davis pays on behalf of Consensus.	As per the parties' prior practice during the initial 12 months of the TSA, unless otherwise agreed between the parties.	End of Term

Consensus to provide access to Consensus Xignite account pending setup of new Xignite account by Ziff Davis. As per the parties’ prior practice during the initial 12 months of the TSA, unless otherwise agreed between the parties. December 31, 2022 Each Party to take reasonable steps, subject to security protocols, to provide the other party with access to its historical records needed for legitimate business purposes, including but not limited to historical data stored on any Oracle ERP system. Any such access by each Party will be subject to reasonable security protocols. Split cost in an amount to be determined of any license, service, or support required to store or access such information. End of Term Each Party to forward on to or repay (as applicable) the other Party for any payments received by a Party that belong to the business account of the other Party. N/A End of Term Each Party to take reasonable steps, subject to security protocols, to provide the other party with access to Amex, Paymentech and other merchant banks and bank accounts, until the contracts for such accounts have been fully separated. As per the parties’ prior practice during the initial 12 months of the TSA, unless otherwise agreed between the parties. December 31, 2022 Ziff Davis to continue VIPRE services to Consensus as the Parties work on completion of a commercial contract. As per the parties’ prior practice during the initial 12 months of the TSA, unless otherwise agreed between the parties. December 31, 2022